EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) dated and effective as of October 1, 2007 (the “Effective Date”) by and between David A. Owen (“Executive”) and Wolverine Tube, Inc., a Delaware corporation (“Wolverine”).

WHEREAS, Wolverine desires to employ Executive as Senior Vice-President, Finance and Accounting through December 31, 2007 and, thereafter, commencing January 1, 2008, as Chief Financial Officer, and Executive desires to be employed by Wolverine in such capacities upon the terms and conditions set forth in this Agreement; and

WHEREAS, Executive acknowledges that, in executing this Agreement, he has had a reasonable opportunity to seek the advice of independent legal and tax counsel, and has read and understood all of the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Title; Duties; Reporting.

(a) Title. Wolverine hereby employs Executive, and Executive agrees to be employed, as Senior Vice-President, Finance and Accounting through December 1, 2007 and as Chief Financial Officer of Wolverine commencing January 1, 2008, at its headquarters in Huntsville, Alabama or at such other location as may be the Wolverine’s headquarters in the future, according to the terms and conditions set forth herein.

(b) Duties. Executive will be responsible for all financial and accounting matters of Wolverine consistent with the positions set forth in Section 1(a) above and such other tasks, duties, and responsibilities as may be established from time to time by the Board of Directors of Wolverine (the “Board of Directors”) and/or the Chief Executive Officer of Wolverine (“CEO”), and in the absence of a CEO, the President and Chief Operating Officer of Wolverine. Executive agrees to devote all or substantially all of his full business time, energy and skill in the performance of his duties to Wolverine and to perform faithfully and efficiently such duties.

(c) Reporting Responsibilities. Executive shall report directly to the CEO; however, until that position is filled, and at all other times during which the position of CEO is vacant, Executive shall report to the President and Chief Operating Officer of Wolverine.

2. Employment Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term initially of three (3) years from the Effective Date (the “Employment Term”). At the end of the initial three (3) year Employment Term, the Employment Term shall be automatically extended for a one (1) year period unless written notice of non-extension is provided (a) by Wolverine to the Employee at least sixty (60) days prior the end of the initial three (3) year Employment Term or (b) by the Executive to Wolverine at least one hundred twenty (120) days prior to the end of the initial three (3) year Employment Term.

3. Salary and Benefits. During the Employment Term, Wolverine shall provide the following salary and benefits to Executive:

(a) Relocation Benefits. Wolverine will provide the Executive with full relocation benefits and reimbursement of expenses in order to transition and transfer Executive from his current residence in Ft. Wayne, Indiana to Huntsville, Alabama in accordance with Wolverine’s policies and practices applicable generally to other peer executives of Wolverine. If, during the Employment Term, Executive is required by Wolverine to relocate again, Executive will be provided with full relocation benefits and reimbursement of expenses in accordance with Wolverine’s then current policies and practices generally applicable to other peer executives of Wolverine; provided, however, that in no event shall the relocation benefits and reimbursement of expenses be less than that provided to the Executive in connection with his transition and transfer to Huntsville, Alabama as described above.

(b) Signing Bonus. In consideration for the Executive’s resignation from employment with his previous employer and in consideration of the Executive’s entering into this Agreement, Wolverine shall pay to the Executive a signing bonus in an amount equal to $248,000.00 payable in three installments as follows (i) $90,000.00 shall be paid to the Executive on the Effective Date; (ii) $90,000.00 shall be paid to the Executive on October 1, 2008 and (iii) $68,000.00 shall be paid to the Executive on October 1, 2009.

(c) Base Compensation. Wolverine shall pay Executive an annual base salary (“Base Salary”), payable in substantially equal installments in accordance with Wolverine’s normal payroll practices, as follows:

(i) During the first six months of the Employment Term, which shall begin on the Effective Date and end on March 31, 2008, the Base Salary shall be equal to an annualized rate of no less than $250,000.00.

(ii) Commencing on April 1, 2008 and continuing for the remainder of the Employment Term, the Base Salary shall be equal to an annualized rate of no less than $280,000.00 or such higher annualized rate as may from time to time be determined by the Board of Directors or its authorized committee.

(d) Annual Bonus. In addition to the Base Salary, Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) with a target of 40% of the Executive’s Base Salary for the year in which the Annual Bonus relates based upon achievement of certain discretionary factors in accordance with and as set forth in Wolverine’s annual incentive program.

(e) Long Term Equity Incentive. As an additional component of Executive’s compensation, Executive shall be awarded an option to purchase 325,000 shares of Wolverine common stock (the “Option”) in accordance with the terms and conditions of the Wolverine Tube, Inc. 2007 Nonqualified Stock Option Plan and as may be in effect from time to time (the “Plan”). The Option shall vest ratably over a five (5) year period measured from the date of grant. The exercise price for the Option shall be as follows (i) 40% of the Option (130,000 shares) at $1.10 per share, (ii) 30% of the Option (97,500 shares) at $1.40 per share and (iii) 30% of the Option (97,500) at $2.20 per share. The Option shall be equitably adjusted following the closing of the Rights Offering (as defined in the Plan).

(f) Welfare, Retirement and Fringe Benefits.

(i) Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Wolverine (including, without limitation, life insurance, disability insurance, vacation pay, medical insurance prescription drug coverage, dental insurance and salary continuance) to the extent applicable generally to other peer executives of Wolverine.

(ii) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Wolverine.

(iii) Executive will be provided certain fringe benefits. These fringe benefits will include but not be limited to: (A) a cash car allowance of $800.00 per month; (B) reimbursement for expenses incurred by Executive for preparation of state and federal income tax returns; (C) professional tax and financial planning services, including specific services related to Executive’s relocation to Huntsville, Alabama; (D) reimbursement for premiums paid by Executive to maintain the long-term care insurance policy made available to Executive through his previous employer, The Alpine Group, Inc.; and (E) advancement of membership initiation fees of up to $18,500.00 in connection with Executive’s inclusion in a Wolverine corporate membership in a country club located in the Huntsville, Alabama area as well as payment of monthly dues (but excluding usage charges) for such membership.

(g) Reimbursement of Business Expenses. Wolverine shall reimburse Executive for all out-of-pocket business expenses incurred by Executive in the course of his duties, in accordance with Wolverine’s policies as in effect from time to time. Executive shall be required to submit to Wolverine appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies.

4. Termination Provisions.

(a) Termination by Wolverine for Cause or by Executive without Good Reason. Wolverine may terminate Executive’s employment immediately for Cause (as defined in Section 6(a) below) and Executive may terminate his employment without Good Reason (as defined in Section 6(b) below) upon providing Wolverine at least one hundred twenty (120) days advance written notice. Upon such termination, Wolverine shall provide Executive with the following: (i) severance benefits, if any, as provided under Wolverine’s general procedures and practices; (ii) payment of the pro rata portion of the Base Salary through and including the date of termination; and (iii) such employee benefits as may be due the Executive pursuant to the provisions of the benefit plans which govern such issues (the payments and benefits referred to in (ii) and (iii) above shall be collectively referred to as the “Accrued Obligations”). In addition, upon any such termination of Executive’s employment pursuant to this Section 4(a), any remaining unpaid installments of the Signing Bonus described in Section 2(b) shall be forfeited and the Executive shall have no further rights with respect thereto.

(b) Termination by Wolverine without Cause. Wolverine may terminate Executive’s employment without Cause upon sixty (60) days prior written notice to the Executive. Upon such termination, Wolverine shall provide Executive with the following:

(i) All stock options granted by Wolverine and held by Executive as of the effective date of such termination, to the extent not already vested, shall become vested to the next succeeding vest date set forth in the award agreement and plan governing such option.

(ii) Continued payment of the Executive’s Base Salary for the remainder of the Employment Term, payable in substantially equal installments in accordance with Wolverine’s normal payroll practices; provided however, in the event such continuation of the Executive Base Salary is considered deferred compensation subject to Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by Wolverine as in effect on the date of termination), the continued payment of the Executive’s Base Salary under this Section 4(b)(i) shall be delayed until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A of the Code at which time all payments so-delayed shall be provided to the Executive in one lump sum.

(iii) Health insurance benefits for a period of eighteen (18) months following the effective date of such termination under the same or similar arrangement(s) and plan(s) as Executive’s health insurance arrangement(s) and plan(s) in effect at the time of such termination.

(iv) The Accrued Obligations.

(v) Any remaining unpaid installments of the Signing Bonus described in Section 2(b) shall be paid to the Executive on the dates set forth in Section 2(b).

(c) Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason upon providing Wolverine at least ninety (90) days advance written notice. Upon such termination, Wolverine shall provide Executive with the following:

(i) Continued payment of the Executive’s Base Salary for the remainder of the Employment Term, payable in substantially equal installments in accordance with Wolverine’s normal payroll practices; provided however, in the event such continuation of the Executive Base Salary is considered deferred compensation subject to Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by Wolverine as in effect on the date of termination), the continued payment of the Executive’s Base Salary under this Section 4(c)(i) shall be delayed until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A of the Code at which time all payments so-delayed shall be provided to the Executive in one lump sum.

(ii) Subject to Section 7 below, all stock options granted by Wolverine and held by Executive as of the date of such termination, to the extent not already vested by their terms, shall become immediately vested and exercisable as of the effective date of such termination. The value, if any, attributable to the acceleration of vesting of such stock options that constitutes a parachute payment to Executive under Sections 208G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined under Section 7 of this Agreement is referred to herein as the “Option Parachute Value.”

(iii) Health insurance benefits for a period of eighteen (18) months following the effective date of such termination under the same or similar arrangement(s) and plan(s) as Executive’s health insurance arrangement(s) and plan(s) in effect at the time of such termination.

(iv) The Accrued Obligations.

(v) Any remaining unpaid installments of the Signing Bonus described in Section 2(b) shall be paid to the Executive on the dates set forth in Section 2(b).

(d) Death or Disability. Wolverine may terminate Executive’s employment due to Executive’s death or disability (if and only to the extent Executive is eligible for benefits under Wolverine’s group long-term disability plan or would be eligible for such benefits were Executive a participant in said plan). Upon such termination, Wolverine shall provide Executive (or his estate as the case may be) with the following: (i) severance benefits, if any, as provided under Wolverine’s general procedures and practices, (ii) the Accrued Obligations, (iii) any remaining unpaid installments of the Signing Bonus described in Section 2(b) shall be paid to the Executive on the dates set forth in Section 2(b) and (iv) in the event of Executive’s termination of employment due to disability, health insurance benefits for a period of eighteen (18) months following the effective date of such termination under the same or similar arrangement(s) and plan(s) as Executive’s health insurance arrangement(s) and plan(s) in effect at the time of such termination.

(e) Expiration of Employment Term. The Executive’s employment shall terminate upon the expiration of the Employment Term. Upon such termination, Wolverine shall provide Executive with (i) the Accrued Obligations and (ii) health insurance benefits for a period of eighteen (18) months following the effective date of such termination under the same or similar arrangement(s) and plan(s) as Executive’s health insurance arrangement(s) and plan(s) in effect at the time of such termination.

(e) Limits. Wolverine’s obligation to make to make any payments to Executive upon termination of Executive without Cause or for Good Reason as described in Sections 4(b) and 4(c) respectively (other than the Accrued Obligations) is contingent upon the effectiveness of Executive’s execution of a Waiver and Release of Claims substantially in the form attached hereto as Appendix B (the “Release”). On any termination entitling Executive to the payments and benefits under Sections 4(b) or 4(c), Wolverine and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in Sections 4(b) or 4(c), and Executive shall not be eligible to receive any other severance benefits under any severance or termination plan, program, policy or arrangement maintained by Wolverine or its affiliates.

5. Secrecy, Non-Solicitation and Non-Competition.

(a) Secrecy. During the Employment Term and thereafter, the Executive covenants and agrees that he will not, except in performance of the Executive’s obligations to Wolverine, or with the prior written consent of Wolverine pursuant to the authority granted by a resolution of the Board of Directors, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Wolverine or use any such information. The term “secret or confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Wolverine’s management with respect to Wolverine’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of Wolverine’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Wolverine’s business.

(b) Customer Protection. During the Employment Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive covenants and agrees that he will not solicit or attempt to solicit any business from Wolverine’s customers, including actively sought prospective customers, with whom the Executive had Material Contact during his employment, for the purpose of providing products or services competitive with those provided by Wolverine. Material Contacts exist between the Executive and each customer or prospective customers with whom Wolverine were coordinated or supervised by the Executive, or about whom the Executive obtained trade secrets or confidential information as a result of the Executive’s association with Wolverine.

(c) Non-solicitation of Employees. During the Employment Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive covenants and agrees that he shall not directly or indirectly, on his behalf or on behalf of any person or other entity; solicit or induce, or attempt to solicit or induce, any person who, on the date hereof or at anytime during the Employment Term, is an employee of Wolverine, to terminate his or her employment with Wolverine, whether expressed in a written or oral agreement or understanding or is otherwise an “at-will” employee.

(d) Noncompetition. During the Employment Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive covenants and agrees that he will not, directly or indirectly, compete against Wolverine within the United States in any capacity for another company or entity that designs, produces, sells, or distributes copper tubing, including, but not limited to, those companies listed on Appendix A hereto.

(e) Equitable Relief. Executive acknowledges and agrees that the services performed by him are special, unique and extraordinary in that, by reason of the Executive’s employment, the Executive may acquire confidential information and trade secrets concerning the operation of Wolverine, or that the Executive may have contact with or obtain knowledge of Wolverine’s customers or prospects, the use or disclosure of which could cause Wolverine substantial loss and damages, which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive acknowledges and agrees that Wolverine shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5. The Executive acknowledges and agrees that Wolverine shall be entitled to its attorneys’ fees and court costs should Wolverine pursue legal action to enforce its rights under this Section 5.

(f) Survival. Any termination of Executive’s employment, of the Employment Term or of this Agreement (or breach of this Agreement by Wolverine or Executive) shall have no effect on the continuing operation of this Section 5.

6. Definitions.

(a) Definition of Cause. For purposes of this Agreement, termination for Cause shall mean termination of Executive’s employment by Wolverine because of: (i) a material breach by Executive of his fiduciary duties to Wolverine; (ii) Executive’s failure or refusal to follow the Wolverine’s written policies after being given written notice of said failure or refusal and failing to rectify same within 30 days; (iii) Executive’s conviction of (and should Executive appeal said conviction, full adjudication of said conviction), or plea of guilty, to a felony; and/or (iv) Executive’s continuing and willful refusal to act as directed by the CEO or Chairman of the Board of Directors (other than refusal resulting from incapacity due to physical or mental illness), after written notice is delivered to Executive by the CEO or Chairman of the Board of Directors which specifically identifies said refusal and sets forth a plan of corrective action.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive a termination notice from the Board of Directors that (x) states the Executive is being terminated for Cause, (y) indicates the subsection of this definition Wolverine is relying on and (z) provides reasonable detail of the facts providing the basis for that reliance and during a reasonable period to cure thereafter (at least 30 days) Executive has failed to cure in all material respects any default or other circumstance upon which the termination for Cause is proposed to be based. Such determination may only be made by the Board of Directors and Executive shall be permitted to respond and defend himself before the Board of Directors with legal counsel. The failure by Wolverine to include any fact in a termination notice that contributes to a showing of Cause does not preclude Wolverine from asserting that fact in enforcing its rights under this Agreement.

(b) Definition of Good Reason. For purposes of this agreement, Good Reason shall mean termination of Executive’s employment by Executive following the occurrence of a Change in Control, and of the occurrence within not later than two years following such Change in Control of: (i) a material diminution of Executive’s Base Salary in effect immediately prior to the Change in Control; (ii) a material diminution in Executive’s authority, duties or responsibilities in effect immediately prior to the Change in Control; (iii) a relocation of the Executive’s principal place of employment to a location outside the United States without the Executive’s prior written consent; and/or (iv) any other action or inaction that constitutes a material breach by Wolverine of this Agreement.

Notwithstanding the foregoing, Executive shall not been deemed to have terminated his employment for Good Reason hereunder unless Executive shall have delivered to Wolverine a termination notice within thirty (30) days of the initial existence of the condition giving rise to Good Reason that (x) states the Executive is terminating his employment for Good Reason, (y) indicates the subsection of this definition that Executive is relying on and (y) provides reasonable detail of the facts providing the basis for that reliance and during a reasonable period to cure thereafter (at least 30 days) Wolverine has failed to cure in all material respects any default or other circumstance upon which the termination for Good Reason is proposed to be based. The failure by Executive to include any fact in a termination notice that contributes to a showing of Good Reason does not preclude Executive from asserting that fact in enforcing his rights under this Agreement.

(c) Definition of Change of Control. For purposes of this Agreement, Change of Control shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of Wolverine (the “Outstanding Wolverine Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Wolverine entitled to vote generally in the election of directors (the “Outstanding Wolverine Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from Wolverine (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by Wolverine or any entity controlled by Wolverine or under common control with Wolverine, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Wolverine or any corporation controlled by Wolverine, (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of Section 6(c)(iii) below are satisfied; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Wolverine’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Wolverine or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Wolverine, or the acquisition of assets or stock of another entity by Wolverine or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Wolverine Common Stock and the Outstanding Wolverine Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Wolverine or all or substantially all of Wolverine’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Wolverine Common Stock and the Outstanding Wolverine Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Wolverine or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(iv) Approval by the shareholders of Wolverine of a complete liquidation or dissolution of Wolverine.

(v) Notwithstanding anything herein to the contrary, any Business Combination or any acquisition by any Person of beneficial ownership of Outstanding Wolverine Common Stock or Outstanding Wolverine Voting Securities in which the acquiring Person is, directly or indirectly, The Alpine Group, Inc., Plainfield Special Situations Master Fund Limited or any affiliate(s) thereof (or any combination thereof) or any Person acting in concert with The Alpine Group, Inc., Plainfield Special Situations Master Fund Limited or any affiliate(s) thereof (or any combination thereof) shall not be a Change of Control for purposes of this Agreement.

7. Golden Parachute Considerations. In the event it shall be determined that the amount of any payments and/or benefits provided to Executive pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by federal, state or local law, or any other revenue system to which Executive may be subject (the “Excise Tax”), then, the Option Parachute Value shall be reduced (partially or completely) such that the amount of any such payments and/or benefits shall be reduced to an amount that is equal to 299% of the Executive’s “base amount” as determined in accordance with Section 280G of the Code. If, after the reduction of the Option Parachute Value, the amount of any other payments and/or benefits provided to Executive pursuant to the terms of this Agreement or otherwise would still be subject to the Excise Tax, then the amount of such other payments and/or benefits shall also be reduced such that the amount of all such payments or benefits are reduced to an amount that is equal to 299% of the Executive’s “base amount” as determined above.

8. Section 409A. To the extent required to comply with Section 409A of the Code (and the regulations thereunder), any compensation to be paid or benefits to be provided in connection with Executive’s termination of employment will be delayed until the earliest day on which such payments could be made or benefits provided in compliance (at which point all payments so-delayed shall be provided in one lump sum), provided that there shall not be a lapse in health insurance coverage that may be required to be continued pursuant to the terms and conditions of Sections 4(b) and (c). Any expenses reimbursed to the Executive pursuant to this Agreement which are includible in the Executive’s taxable income shall be made in accordance with the terms and conditions of such plans and arrangements governing such reimbursement; provided however, that in no event shall the reimbursement be made later than the end of the calendar year following the year in which the expense is incurred by Executive. Any right to reimbursement of Executive pursuant to this Agreement cannot be exchanged for the right to cash or any other benefit and the reimbursements provided to the Executive shall be made without regard to such reimbursable expenses incurred by Executive on a year to year basis.

9. Governing Law. This Agreement is made and entered into in the State of Alabama, without regard to conflict of laws rules, and the laws of Alabama shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the employment of Executive and any prior written or unwritten agreements relating to the subject matter hereof and there are no representations, warranties or commitments, other than those in writing executed by all of the parties.

11. Arbitration. Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of Executive or the termination thereof, shall be submitted to binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement.

12. Assistance in Litigation. Executive shall make himself available, upon the request of Wolverine, to testify or otherwise assist in litigation, arbitration, or other disputes involving Wolverine, or any of the directors, officers, executives, subsidiaries, or parent corporations of either, at no additional cost during the Employment Term and at any time following the termination of Executive’s employment for any reason; provided however, in the event such request is made by Wolverine after the Employment Term Executive shall be reimbursed for any reasonable out-of-pocket expenses incurred with respect thereto and shall also be paid a reasonable daily stipend as mutually agreed upon by the parties hereto.

13. Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)	If to Wolverine:

Wolverine Tube, Inc.
200 Clinton Avenue, Suite 1000
Huntsville, Alabama 35801
Attention: Corporate Counsel

(b)	If to Executive, to his address currently on file with Wolverine.

14. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.  This Agreement shall inure to the benefit of and be enforceable by Wolverine and any of its successors and assigns. Wolverine will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Wolverine to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that Wolverine would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Wolverine” shall mean “Wolverine” as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15. No Mitigation of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise. Wolverine’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Wolverine may have against Executive.

16. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16. Construction. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

17. Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

18. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

19. Survivorship. Upon the expiration or other termination of this Agreement or termination of Executive’s employment for any reason, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20. Withholding. Wolverine may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

WOLVERINE:	EXECUTIVE:

By:__________________________	By:__________________________
Steven S. Elbaum	David A. Owen
Chairman of the Board of Directors

Date: _________________________	Date: _________________________

APPENDIX A

1.	Cerro Copper Products Company, Inc.
2.	Luvata
3.	Industrias Nacobre S.A. de C.V.
4.	Golden Dragon
5.	Mueller Industries, Inc.
6.	Kobe Copper Products, Inc.
7.	National Copper
8.	Wieland
9.	Hitachi, Ltd.
10.	Trefimetaux
11.	Reading Tube Corporation
12.	IUSA
13.	NIBCO
14.	High Performance Tube
15.	Commercial Metals Company
16.	Lucas Milhaupt
17.	J.W. Harris/Lincoln Electric

Reference to the above companies shall incorporate related companies thereto, including, but not limited to, all parent companies, subsidiary companies, majority-owned companies and joint ventures.

APPENDIX B

Release

For and in consideration of the payments and other benefits described in the employment agreement dated as of October 1, 2007 (the “Agreement”) between Wolverine Tube, Inc., a Delaware corporation (the “Company”) and David A. Owen (the “Executive”) and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all claims under state contract or tort law.

Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that the Company or any other person is obligated to make any payments to Executive pursuant to Sections 4(b) or 4(c) of the Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked (other than the Accrued Obligations as defined in the Agreement). Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of Wolverine set forth in the Agreement or other obligations to pay vested and earned benefits that, in each case, by their terms, are to be performed after the date hereof by Wolverine (including, without limitation, obligations to Executive under any qualified or non-qualified retirement plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as an officer or employee of the Affiliated Entities; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date